Exhibit 99.1

DPW Holdings’ Subsidiary Enters into an Agreement to Acquire a 617,000 Square Foot Michigan Mixed-Use Facility with Maximum Power Capacity of 300MW which Is Being Converted to a Cloud Data Center Offering Multi-Megawatt Hyperscale Requirements

Renovations to Become a Cloud Data Center Are Expected to Be Completed Within Three Months

Company Anticipates the 34.5 Acre Property Will Provide Up to $54M in Gross Revenue and $17M-$22M in Net Operating Income from Enterprise Cloud Data Center and Commercial Real Estate Operations

Newport Beach, CA, December 21, 2020 – DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced today that Alliance Cloud Services, LLC (“ACS”), a newly formed majority-owned subsidiary of its wholly-owned subsidiary, Ault Alliance, Inc. (“AAI”), has signed a purchase agreement to acquire a 617,000 square foot mixed-use commercial facility located on a 34.5 acre site in southern Michigan (the “Facility”) for $3.9 million in cash. The Company believes the purchase price of the Facility represents significant value given that the estimated replacement cost of the building, property and the extensive integrated infrastructure, which includes power, gas and rail services on or immediately accessible to the property, would be approximately $95 million. The transaction is expected to close on or about January 29, 2021. Revenue from the existing commercial real estate operations will be recognized during the quarter ending March 31, 2021 and, upon completion of the initial buildout of 30,000 square feet, or the equivalent of 1,000 cabinets capable of housing over 40,000 servers, recognition of revenue from the Enterprise Cloud Data Center is expected to begin during the quarter ending June 30, 2021. While the Company believes the Facility and its anticipated future operations will be successful, the Company cannot assure you that its expectations will materialize in a timely manner, if at all.

Upon closing of the transaction, which is subject to shareholder approval by the seller of the Facility, ACS shall commence operations. Further, with the ability to offer up to 300MWs of critical power capacity, 34.5 acres of owned land that enables growth capacity and the flexibility to offer customizable space and power, the Facility has certain characteristics of a hyperscale data center but at a development cost significantly below those currently being built.

The hyperscale data center sector is expected to reach revenues of over $108 billion by 2025 according to a June 16, 2020 study by Arizton Advisory and Intelligence. Companies such as Amazon have spent hundreds of millions of dollars on hyperscale facilities that house tens of thousands of servers and related hardware. Further, Equinix, Inc., which provides colocation space and related services, reported in its annual report for the fiscal year ended December 31, 2019 estimated capital expenditures related to its data center expansion projects in the Americas of $760 million for 11,775 sellable cabinets, or approximately $65,000 per cabinet. Due to the Facility’s extensive integrated infrastructure, our anticipated capital expenditure costs are forecasted to be significantly less.

The buildout of the initial 30,000 square feet will be for colocation services, including build-to-suit arrangements, in which customers will be provided with secure, reliable and robust environments for hardware and access to network connectivity that are necessary to aggregate and distribute information. By initially focusing on colocation services that range from a single rack to multi-megawatt hyperscale requirements, the Company will be able to minimize its capital and operating expenses and also provide an attractive alternative to companies that either host internally and need additional capacity or are evaluating build vs. buy alternatives. Revenues from the colocation services will be primarily based on a recurring revenue model comprised of colocation for a predetermined amount of allocated power and related interconnection offerings. Ultimately, the Company intends to expand its service offerings to include managed cloud computing, in other words the on-demand availability of various technology resources, such as compute, storage and network.

The Facility features several strategic and operational advantages:

•	It currently operates with a positive net operating income from its existing commercial real estate customers;

•	It provides immediate access to notable power of approximately 28MWs, anticipated to be upgraded to 190MWs over the next 18 to 24 months with the option to reach a maximum capacity of approximately 300MWs, as necessary;

•	It features direct access to power from a local provider under a perennial energy abatement agreement with guaranteed pricing at relatively low energy rates for the next 5 years;

•	It has an on-premise natural gas system capable of producing approximately 12MWs;

•	It is located within 100 to 2,500 feet of major internet loops and fiber optics which enables the Enterprise Cloud Data Center to offer customers a wide choice of service providers;

•	It will feature a hyperscale enterprise cloud data center targeted to be 200,000 square feet over the next 3 to 5 years; and

•	At 50% capacity, the Facility is expected to generate annual gross revenues between approximately $54 million and $64 million.

Darren Magot, the CEO of Ault Alliance, Inc., said, “The acquisition of the Facility, and particularly its incremental expansion, in terms of both square footage and service offerings provides an opportunity to rapidly enter the data center business with limited risk as the initial offerings will be centered more on colocation services, which significantly reduces our overall capital needs.” Mr. Magot continued, “We see a clear opportunity to enter a large addressable market. In the second quarter of 2020, total global data center infrastructure equipment revenues, including both cloud and non-cloud, hardware and software, were $41.4 billion, according to Synergy Research Group. We do not expect to incur these computing related infrastructure costs at the outset of this program because by initially only offering colocation services we will not be required to deploy servers and other equipment. Since we expect to finance our data center operations and capital expenditures with internally-generated cash from operations from the Facility, we intend to delay offering managed cloud services until our colocation base is sufficient to support the additional service offerings.”

Milton “Todd” Ault, III, the CEO and Chairman of the Company, observed, “This data center represents the culmination of years of work and preparation and is very timely given the lasting impact that the coronavirus pandemic will have on the way that companies operate and employees work. In the post-pandemic environment, I believe that companies will recognize the many benefits of a remote workforce. As such, I expect there will be a surge in the demand for services provided by hyperscale data centers such as the Facility.”

For more information regarding leasing commercial space or services from the hyperspace enterprise cloud data center, please email info@alliancecloudservices.com.

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235